EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of July 1, 2005, by and between The Lottery Channel, Inc., (hereinafter “Lottery”) and Roger W. Ach, II (hereinafter “Ach”).

WITNESSETH:

WHEREAS, Lottery is a well established operator of games and entertainment web sites;

WHEREAS, Ach has significant management and business development experience; and

WHEREAS, Lottery desires to employ Ach, and Ach desires to accept such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parities agree as follows:

1.

Employment and Term.  Lottery hereby employ Ach as President and CEO, and Ach hereby accepts said employment by Lottery, for a period of three years from the date of this Contract.  Ach agrees to devote his time, attention, skill and best efforts to the performance of his duties as President and CEO.

2.

Compensation

a.

For all services rendered and to be rendered by Ach in his capacity hereunder, Lottery agrees to pay Ach an annual salary of $393,750.

b.

Ach shall be provided the use of an automobile leased by Lottery.  Lottery shall reimburse Ach for any gas mileage resulting from Ach’s performance of work for Lottery at the applicable rate then allowed by the Internal Revenue Service.  Lottery will also be responsible for any maintenance performed on the automobile.  In the event this Agreement is terminated, for any reason, or by any parity, Ach shall immediately return possession of the automobile to Lottery.  In such event, Ach will be responsible for any damage to the automobile to Lottery.  In such event, Ach will be responsible for any damage to the automobile, reasonable wear and tear excepted.

c.

Ach shall be eligible to participate in all medical and dental insurance benefit plans maintained by Lottery.

d.

Ach, shall be eligible to participate on Games Long Term Disability Plan or such comparable plan as implemented by Lottery.

e.

Lottery shall provide Ach with Long Term Retirement Care Insurance.

f.

Ach shall be eligible to receive a bonus, up to a maximum of 50% of the base salary provided for in paragraph 2(a) above, upon meeting goals and objectives established by Lottery’s Board of Directors.

3.

Duties.  As part of his employment, Ach agrees to perform any and all duties reasonably requested and delegated to him by the Lottery the Board of Directors.  Ach shall perform generally all of the duties incident to the office of President and CEO as required or authorized by law.

4.

Termination.

a.

This Agreement and Ach’s employment hereunder may be terminated by Lottery at any time with Cause (as hereinafter defined) on 30 days prior written notice.

b.

This Agreement and Ach’s employment hereunder may be terminated by Ach on 30 days prior written notice upon the occurrence of any one of the following events:  (1) the failure of Lottery to elect or reelect or to appoint or reappoint Ach to the office of President and CEO; (2) a material change by Lottery in Ach’s functions, duties, or responsibilities which change would cause Ach’s position with Lottery to become of less dignity, responsibility or scope from the position and responsibilities described in Section 3 hereof; (3) the liquidation or dissolution, or consolidation, merger or other business combination (including assumption of control by a shareholder or consortium of shareholders) of Lottery, or transfer of all or substantially all of its assets, unless any such consolidation, merger or other business combination does not adversely affect Ach’s position or the dignity or responsibilities of Ach, in Ach’s judgment, and (4) any material breach of this Agreement by Lottery.

c.

Effect of Termination.  Upon termination of this Agreement neither party shall have any further obligation to the other party, except as provided in Section 4(d) below and under the provisions of any outstanding stock options held by Ach at the time of termination and except that the provisions of Section 5, if applicable, shall survive termination of the Agreement.

d.

Payments to Ach on Termination.

(i)

In the event that this Agreement is terminated by Lottery without cause or Ach terminates this agreement pursuant to Section 4(b).  Lottery shall pay in a lump sum on the date of termination severance compensation to Ach in the amount derived by multiplying the factor 2.99 by the sum of Ach’s salary and bonus paid in the 12 month period ending on the date of such termination.

(ii)

In the event this Agreement expires and Ach is not rehired in the same position under the terms and conditions of a new executive employment agreement acceptable to Ach and Lottery superseding this Agreement, Lottery shall pay in a lump sum on the date of termination severance compensation to Ach in an amount equal to the sum of Ach’s salary and bonus paid in the 12 month period ending on the date of such termination.

(iii)

In the event Ach dies or becomes disabled (as hereinafter defined) during term hereof, Lottery shall pay severance compensation to Ach, or his estate, as the case may be, in the amount derived by multiplying the factor 2.99 by the sum of Ach’s salary and bonus paid in the year prior to the year in which the death or disability occurs, reduced to a lesser amount determined by multiplying said amount by a fraction, the numerator of which is the number of whole or partial months remaining from the date of death or disability, as the case may be, to June 30, 2005 and the denominator is 36; provided, however, that such severance compensation shall in no event be less than Ach’s salary and bonus paid in the year prior to the year in which Ach dies or becomes disabled.  Such severance compensation shall be paid in a lump sum as soon as practicable following the date of death or disability.

(iv)

In addition to the severance payment provided in subparagraphs (i), (ii) or (iii) above, Ach’s participation in Lottery-sponsored medical and dental insurance benefit plans shall be continued at Lottery expense for a maximum period of 18months so long as Ach is alive and is not elsewhere earlier employed.

e.

Definitions; for purposes of this Agreement:

(i)

Cause shall mean acts of moral turpitude and the willful repeated or habitual neglect of Ach’s obligations under this Agreement, the misuse of corporate funds, the failure to manage the business of Lottery in accordance with normal business practices, or the material breach of this Agreement.

(ii)

Disabled shall mean the physical or mental inability of Ach to perform his duties hereunder for a period of three consecutive months as determined by an independent physician chosen by Lottery and approved by Ach.

5.

Non-Compete Clause.  For a period of twelve (12) months from the termination of Ach’s employment (whether such termination be with or without cause or by voluntary quit), Ach shall not either for himself or on behalf of any person, firm or corporation, directly or indirectly, own, manage, engage in, operate joint control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner whatsoever with any business which is competitive with the business of Lottery within any of the territory or with respect to any of the accounts with which Lottery has done business during the twelve (12) months prior to Ach’s termination of his employment with Lottery.  This covenant on the part of Ach shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Ach against Lottery, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Lottery of this covenant.

6.

Equitable Relief.

It is agreed that money damages do not provide adequate relief for Ach’s violations hereunder and that, therefore, Lottery shall have the right, in addition to other cumulative remedies that may be lawfully available to an immediate injunction or restraining order, within the discretion of the court, to halt violations hereunder.

7.

Vacation.  Ach shall be entitled to four weeks of paid vacation per calendar year.

8.

Applicable Law.  This Agreement having been executed in the State of Ohio, shall be governed in all respects by the laws of the State of Ohio, and shall be binding upon each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of each party, its successors, assigns, heirs and legal representatives.

9.

Miscellaneous.

a.

This Employment Agreement supersedes and completely replaces any and all previous agreements or understandings between the parties.

b.

No amendment or modification of this Employment Agreement shall be deemed effective, unless and until executed in writing by the parties hereto with the same formality attending the execution of this Employment Agreement.

c.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects, as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date above mentioned.

WITNESSES:

THE LOTTERY CHANNEL, INC.

_______________________

By:  __________________________

_______________________

_____________________________

Roger W. Ach, II